Exhibit 99.2

Press Contact: W. Don Cornwell

Analyst Contact: Larry Wills

Telephone: 212/826-2530

FOR IMMEDIATE RELEASE

GRANITE BROADCASTING REPORTS
FIRST QUARTER 2006 RESULTS

— Net Revenue Increases 18 Percent, Exceeding Guidance —

— Top-Line Growth and Cost Controls Drive Significant Margin Improvement —

— Pending Station Sales Enable Continued Implementation of Strategic Plan —

NEW YORK, May 2, 2006 — Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) today reported results for the first quarter of 2006. Reported results exclude the results of the Company’s San Francisco and Detroit stations, which are classified as “held for sale” under generally accepted accounting principles and as such are reported as discontinued operations.

First quarter net revenue increased 18 percent during the quarter, including the results of the new stations in Fort Wayne, Indiana and Duluth, Minnesota, consolidated as a result of the shared services arrangements with Malara Broadcast Group as of March 8, 2005. Excluding the results of the new stations, net revenue increased 9.2 percent.

Commenting on the results, W. Don Cornwell, Chairman and Chief Executive Officer, said, “Once again, we are pleased to report results that outperformed the industry. Our net revenue growth is especially impressive in light of the current softness in the domestic automotive market and reductions in network compensation. Revenue from the new stations we operate in Fort Wayne and Duluth, the Olympics on our NBC stations, and the success of our numerous local initiatives all contributed to our performance.”

John Deushane, Chief Operating Officer, said, “We had a very impressive quarter with both our core and new stations delivering strong results. Our new local direct business initiatives generated over $1.4 million of revenue during the quarter, as we grew 21 of our top 25 advertising categories. We also benefited from incremental political and import automotive advertising late in the quarter.”

Mr. Deushane continued, “We are making substantial progress in the development of our local brands by leveraging our content and operating multiple channels in our markets. Affiliation agreements have been signed with My Network Television for stations we operate in Detroit, Fort Wayne, Duluth and Peoria, and with the CW Network for stations we operate in Fort Wayne and Duluth, as well as in Binghamton, which we anticipate acquiring during the second quarter. Our Fresno NBC affiliate will soon introduce a 10 PM newscast to air on the local My Network TV affiliate. In addition, our Buffalo ABC affiliate is now the advertising sales representative for an independent station in its market and will also provide branded news and other local programming to this station.”

Mr. Cornwell concluded, “We are very pleased with the operating performance of our stations and their ability to execute on our strategic initiatives. Our announcement to sell our non-core San Francisco and Detroit stations will enable us to close on and quickly incorporate the Binghamton CBS affiliate into our station group, as well as pursue other strategic investments and/or pay down debt. These transactions are important steps toward our goal of realigning our asset mix and strengthening our capital structure, and, assuming the sale of these stations occurs during the second quarter, we will have sufficient liquidity to meet our debt obligations. We continue to work with our financial advisors, Houlihan Lokey Howard & Zukin, to evaluate our strategic options including financing and capital restructuring alternatives, and look forward to updating you as we continue to execute on our strategic plan.”

FIRST QUARTER RESULTS
THREE MONTHS ENDED MARCH 31, 2006
VERSUS THREE MONTHS ENDED MARCH 31, 2005

Net revenue increased 18 percent to $21.0 million. Decreases in network compensation and national non-political advertising revenue were more than offset by increases in local non-political revenue, political advertising revenue and the inclusion of a full quarter of operations of new stations in Fort Wayne and Duluth in 2006, consolidated as a result of the strategic shared services arrangement with Malara Broadcast Group.

Station operating expenses increased 7.1 percent to $15.1 million. Decreases in operating expense due primarily to reduced programming costs at our upstate New York stations were more than offset by the inclusion of a full quarter of operations of the new stations in Fort Wayne and Duluth in 2006.

Sale of San Francisco and Detroit Stations

On May 1, 2006, the Company entered into definitive agreements to sell its television stations KBWB, Channel 20 in San Francisco, California and WDWB, Channel 20 in Detroit, Michigan to DS Audible San Francisco, LLC, and DS Audible Detroit, LLC,

respectively. In consideration for the sale of the stations as well as for covenants not to compete in each of the San Francisco and Detroit markets, the Company will receive $150 million in cash, before closing and other adjustments.

The transaction, which is subject to FCC approval, the restructuring of certain programming obligations, and customary closing conditions, is expected to close in the second quarter of 2006. It is anticipated that approximately $45 million of the net proceeds from the transaction will be used to fund the Company’s previously announced purchase of WBNG, Channel 12, the CBS- affiliated station serving Binghamton and Elmira, New York. Approximately $25 million of the net proceeds would be available for general corporate purposes, and the remainder for potential expansion opportunities and/or the repayment of debt.

Financial Accounting Standards Board Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that the operational results of assets held for sale be reported separately as part of discontinued operations. As such, the Company has reported the results of KBWB and WDWB as discontinued operations on the income statement, and has excluded the results of these stations from its guidance.

SECOND QUARTER 2006 GUIDANCE
Includes consolidated results of Malara Broadcast Group

Commenting on the outlook for the quarter ending June 30, 2006, Larry Wills, Chief Financial Officer, said, “We expect to see continued growth in local non-political revenue during the second quarter, driven by our local sales initiatives, and to benefit from increased political advertising revenue. Second quarter will be our most challenging quarter, in comparison to the same quarter in 2005 when reported net revenue grew by 14 percent, due to expected declines in national non-political revenue resulting primarily from softness in domestic automotive spending, as well as to reduced network compensation at our ABC and CBS affiliates. As such, we currently anticipate second quarter net revenue ranging from up 1 percent to down 2 percent (see Table 2). Excluding the effect of reduced network compensation, we anticipate second quarter net revenue would be in the range of flat to up 3 percent. Station operating expenses will be impacted by restructuring charges associated with our productivity initiatives, and as such, we anticipate station operating expenses to increase between 4.6 and 6.6 percent (see Table 2). Excluding station restructuring charges, we anticipate station operating expenses to increase between 2.4 and 4.4 percent.

“Our full year guidance remains unchanged; we continue to anticipate high single-digit net revenue growth driven by our excellent local sales efforts and political advertising, and low single-digit expense growth resulting from our cost-saving initiatives,” said Wills.

Guidance on Other Income Statement Items

•                  Depreciation expense is expected to be approximately $1.3 million in the second quarter.

•                  Amortization expense is expected to be approximately $754,000 in the second quarter.

•                  Corporate expense is expected to be approximately $2.7 million in the second quarter.

•                  Corporate restructuring charges are expected to be approximately $550,000 in the second quarter.

•                  Non-cash compensation expense is expected to be approximately $35,000 in the second quarter.

•                  Interest expense is expected to be approximately $10.7 million in the second quarter.

•                  Non-cash interest expense is expected to be approximately $920,000 in the second quarter.

•                  Non-cash preferred stock dividend is expected to be approximately $6.4 million in the second quarter.

•                  Capital expenditures are expected to be approximately $1.5 million in the second quarter.

Granite will also host a teleconference to discuss its first quarter 2006 financial results on Tuesday, May 2nd at 10:30 a.m. Eastern Daylight Time. To access the teleconference, please dial 415-247-8584 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at http://www.granitetv.com. If you cannot listen to the teleconference at its normal time, there will be a replay available through Tuesday, May 9, 2006 that can be accessed by dialing 1-800-633-8284 (U.S. callers) or +1-402-977-9140 (International callers), passcode: 21289734. The webcast will also be archived on the Company’s website for 30 days.

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Cautionary Note Concerning Forward-looking Statements

Any statements that are included or incorporated by reference in this press release or that are otherwise attributable to Granite Broadcasting or persons acting on behalf of Granite Broadcasting, other than statements of historical fact, which address activities, events or developments that Granite Broadcasting expects or anticipates will or may occur in the future, including, without limitation, statements regarding expected financial performance; future capital expenditures; projected revenue growth or synergies resulting from acquisitions and other transactions; anticipated completion of sales of assets under contracts of sale; efforts to control or reduce costs; contingent liabilities; development or purchase of new programming; financing and restructuring efforts; expected competition;

use of digital spectrum; and business strategy, are “forward-looking statements”—that is, statements related to future, not past, events that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “believe,” “project,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Although we believe such statements are based on reasonable assumptions, actual outcomes and results may differ materially from those projected. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations; local regulatory actions and conditions in the areas in which our stations operate; competition in the broadcast television markets we serve; our ability to obtain quality programming for our television stations; successful integration of television stations we acquire; pricing fluctuations in local and national advertising; changes in national and regional economies; changes in advertising trends and our advertisers’ financial condition; volatility in programming costs, industry consolidation, technological developments, and major world events; and those factors described in our most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. We undertake no obligation to update forward-looking statements, whether as a result of new information, future developments or otherwise, and disclaim any obligation to do so.

Granite Broadcasting Corporation owns and operates, or provides programming, sales and other services to 20 channels in the following 8 markets: San Francisco, California; Detroit, Michigan; Buffalo, New York; Fresno, California; Syracuse, New York; Fort Wayne, Indiana; Peoria, Illinois; and Duluth, Minnesota-Superior, Wisconsin. The Company’s channel group includes affiliates of NBC, CBS, ABC, CW and My Network TV, and reaches approximately 6% of all U.S. television households.

GRANITE BROADCASTING CORPORATION

Table 1
Financial Results (Unaudited)
(in thousands, except per share data and number of shares)

	Three Months Ended March 31,
	2006	2005
Net revenue	$21,006	$17,821
Station operating expenses	15,144	14,146
Depreciation expense	1,738	1,463
Amortization expense	753	719
Corporate expense	2,848	2,698
Corporate restructuring expense	220	—
Performance award expense	89	320
Non-cash compensation expense	50	95
Operating income (loss)	164	(1,620)

Interest expense	11,078	10,190
Interest income	(318)	(449)
Non-cash interest expense	1,646	925
Non-cash preferred stock dividend	6,387	6,387
Other expense	(4)	82

Loss from continuing operations before income taxes	(18,625)	(18,755)
Benefit for income taxes	(141)	(179)

Loss from continuing operations	(18,484)	(18,576)
Discontinued operations:
Income (loss) from discontinued operations, net of taxes	2,808	(918)

Net loss	$(15,676)	$(19,494)

Per basic and diluted common share:
Basic and diluted net loss per share from continuing operations	$(0.94)	$(0.95)

Basic and diluted net income (loss) per share from discontinued operations	$0.14	$(0.05)

Basic and diluted net loss per share	$(0.80)	$(1.00)

Weighted average common shares outstanding	19,695,000	19,501,000

Supplemental Financial Data from Continuing Operations:
Capital expenditures	$391	$203
Program amortization	$1,133	$1,439
Program payments	$1,244	$1,521

GRANITE BROADCASTING CORPORATION

Table 2
Second Quarter 2006 Guidance (Unaudited)
(in thousands)

	Three Months Ended June 30,
	2005	2006		Percent Change
		High	Low	High	Low
Net revenue	$23,057	$23,288	$22,596	1.0%	-2.0%
Station operating expenses	15,071	15,766	16,067	4.6%	6.6%
Depreciation expense	1,121	1,316	1,316
Amortization expense	782	754	754
Corporate expense	2,725	2,671	2,671
Corporate restructuring expense	—	550	550
Performance award expense	320	—	—
Non-cash compensation expense	94	35	35
Operating income (loss)	$2,944	$2,196	$1,2031

Supplemental Financial Data from Continuing Operations:
Program amortization	$1,556	$1,091	$1,091
Program payments	$1,523	$1,138	$1,138